UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2010

Bancinsurance Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-8738	31-0790882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Broad Street, 7th Floor, Columbus, Ohio		43215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-220-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 8, 2010, at a special meeting of the shareholders (the "Special Meeting") of Bancinsurance Corporation ("Bancinsurance"), Bancinsurance’s shareholders voted to adopt the Agreement and Plan of Merger, dated as of August 10, 2010, by and among Fenist, LLC, an Ohio limited liability company ("Acquiror"), Fenist Acquisition Sub, Inc., an Ohio corporation ("Acquisition Sub"), and Bancinsurance (the "Merger Agreement") and approve the merger of Acquisition Sub with and into Bancinsurance contemplated thereby (the "Merger").

The adoption of the Merger Agreement and approval of the Merger required the affirmative vote of the holders of a majority of the outstanding common shares, without par value, of Bancinsurance (the "Common Shares") that were entitled to vote at the Special Meeting. Holders of approximately 87.6% of these shares voted in favor of the adoption of the Merger Agreement and approval of the Merger, representing approximately 99.2% of the votes cast.

The adoption of the Merger Agreement and approval of the Merger also required the affirmative vote of the holders of a majority of the outstanding Common Shares that were held by the shareholders of Bancinsurance other than Acquiror and affiliates of Acquiror and that were voted at the Special Meeting (whether in person or by proxy) for or against the adoption of the Merger Agreement and the approval of the Merger. Holders of approximately 96.7% of these shares voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Item 8.01 Other Events.

On December 9, 2010, Bancinsurance filed a Certificate of Merger with the Secretary of State of the State of Ohio, pursuant to which Acquisition Sub merged with and into Bancinsurance, with Bancinsurance continuing as the surviving corporation. As a result of the Merger, Bancinsurance became a wholly owned subsidiary of Acquiror. Under the terms of the Merger Agreement, at the effective time of the Merger, each Common Share was canceled and ceased to exist and, except for those Common Shares held by Bancinsurance or its subsidiaries, Acquiror or shareholders that perfect their dissenters’ rights under Ohio law, automatically converted into the right to receive $8.50 in cash, without interest (the "Merger Consideration").

Acquiror is owned, directly or indirectly, by John S. Sokol (the Chairman of Bancinsurance’s Board of Directors (the "Board") and the Chief Executive Officer and President of Bancinsurance), Barbara K. Sokol (John S. Sokol’s mother), Falcon Equity Partners, L.P. (an Ohio limited partnership whose only partners are members of the Sokol family and trusts for their benefit), Matthew D. Walter (a member of the Board) and certain other shareholders of Bancinsurance (collectively, the "Rollover Shareholders"). Immediately prior to the Merger, the Rollover Shareholders contributed to Acquiror all the Common Shares they beneficially owned (approximately 67% of the outstanding Common Shares entitled to vote at the Special Meeting), except for those Common Shares underlying currently exercisable options.

Before the effective time of the Merger, (1) all outstanding options to purchase Common Shares, whether or not exercisable or vested, were canceled and converted into the right to receive an amount in cash per option equal to the excess of the Merger Consideration over the per share exercise price of the option and (2) Bancinsurance paid such amount to the holders of the options.
At the effective time of the Merger, each outstanding unvested restricted Common Share vested, was canceled and ceased to exist and, except for the restricted Common Shares held by Acquiror, automatically converted into the right to receive the Merger Consideration.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

2.1 Agreement and Plan of Merger, dated August 10, 2010, by and among Bancinsurance Corporation, Fenist, LLC, and Fenist Acquisition Sub, Inc. (incorporated herein by reference to the Current Report on Form 8-K filed with the Commission by Bancinsurance Corporation on August 12, 2010)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancinsurance Corporation

December 9, 2010	By:	/s/ Matthew C. Nolan

Name: Matthew C. Nolan
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated August 10, 2010, by and among Bancinsurance Corporation, Fenist, LLC, and Fenist Acquisition Sub, Inc.(incorporated herein by reference to the Current Report on Form 8-K filed with the Commission by Bancinsurance Corporation on August 12, 2010)